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EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the inclusion in this Registration Statement on Form S-4 of our report dated February 27, 1997 on our audits of the consolidated financial statements of Jacor Communications, Inc. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, and of our report dated February 28, 1997, on our audits of the combined financial statements of EFM Media Management, Inc., EFM Publishing, Inc., and PAM Media, Inc. as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996. We also consent to the reference to our firm under the captions "Selected Historical Financial Data" and "Experts."

COOPERS & LYBRAND L.L.P.

Cincinnati, Ohio
July 18, 1997